Exhibit-10.75

Pennsylvania
339594                        PROMISSORY NOTE

$112,000,000.00                                        as of March 8, 2013
(Dated)

For value received, the undersigned, herein called "Borrower," promises to pay to the order of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, who, together with any subsequent holder of this note (hereinafter, the "Note"), is hereinafter referred to as "Lender", at 720 E. Wisconsin Avenue, Milwaukee, WI 53202 or at such other place as Lender shall designate in writing, in coin or currency which, at the time or times of payment, is legal tender for public and private debts in the United States, the principal sum of ONE HUNDRED TWELVE MILLION DOLLARS or so much thereof as shall have been advanced from time to time plus interest on the outstanding principal balance at the rate and payable as follows:

Interest shall accrue from the date of advance until maturity at the rate of three and ninety-six hundreds percent (3.96%) per annum (the "Interest Rate").
Accrued interest only on the amount advanced shall be paid on the fifth day of the month following the date of advance ("Amortization Period Commencement Date") and on the fifth day of the following month and of each month thereafter until March 5, 2018. On the fifth day of April, 2018 and on the fifth day of each month thereafter until maturity, installments of principal and interest shall be paid in the amount of $532,126.00.
Interest will be calculated assuming each month contains thirty (30) days and each calendar year contains three hundred sixty (360) days. In the event of a partial month, however, interest for such partial month will be calculated based on the actual number of days the principal balance of this Note is outstanding in the month and the actual number of days in the calendar year.
Payments shall be made directly to Lender by electronic transfer of funds using the Automated Clearing House System. All installments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder of each installment shall be applied in payment of principal. The entire unpaid principal balance plus accrued interest thereon shall be due and payable on April 5, 2023 (the "Maturity Date").

Provided Lender has no further obligation to advance principal under this Note to Borrower, beginning as of the date hereof, Borrower shall have the right, upon not less than ten (10) Business Days prior written notice, to prepay (on a Business Day only) this Note in full with a Prepayment Fee (as hereinafter defined); provided, however, that such notice must contain the anticipated date of prepayment. If Borrower fails to prepay on, or within ten (10) Business Days before or after such anticipated date of prepayment, such failure shall be deemed to be a withdrawal of Borrower's notice of prepayment, and Borrower shall be required to submit another written notice of prepayment pursuant to the terms and conditions set forth in this Note if Borrower thereafter elects to prepay this Note. This Prepayment Fee represents consideration to Lender for loss of yield and reinvestment costs and shall also be payable whenever prepayment occurs as a result of the application of Condemnation Proceeds as defined in the Lien Instrument (as hereinafter defined). The Prepayment Fee shall be the greater of Yield Maintenance or one percent (1%) of the outstanding principal balance of this Note (the "Prepayment Fee"). The Prepayment Fee shall be calculated as of the Prepayment Fee Determination Date.

"Business Day" means any day other than a Saturday, a Sunday or a day on which: (i) Lender is closed for business or (ii) the Federal Reserve Bank of New York is closed for business.

"Yield Maintenance" means the amount, if any, by which

(i)	the present value on the Prepayment Fee Determination Date of the Then Remaining Payments determined by using the Periodic Discount Rate; exceeds

(ii)	the outstanding principal balance of this Note (exclusive of all accrued interest) on the Prepayment Fee Determination Date.

"Prepayment Fee Determination Date" means

(A)	In the case of a voluntary prepayment, the date of the voluntary prepayment;

Exhibit-10.75

(B)	In the case of a prepayment following an acceleration of the Indebtedness (as hereinafter defined), the date of such acceleration;

(C)	In the case of a prepayment due to a condemnation:

(1)	involving the filing of a claim for the Prepayment Fee with the condemning authority or court of competent jurisdiction, the date of such filing; or

(2)	not involving the filing of a claim for the Prepayment Fee with the condemning authority or court of competent jurisdiction, the date of such prepayment;

(D)	In the case of Borrower becoming a debtor in a bankruptcy or other insolvency proceeding, the date of Lender's filing of its proof of claim in such proceeding.

"Then Remaining Payments" means payments in such amounts and at such times as would have been payable subsequent to the Prepayment Fee Determination Date (assuming no prepayment) in accordance with the terms of this Note.

"Periodic Discount Rate" means the rate which, when compounded monthly, equals the sum of the Applicable Percentage and the Treasury Rate.

"Applicable Percentage" means 0.50%.

"Treasury Rate" means:

(A)
The linearly interpolated yield, compounded semi-annually, of the two (2) most recently auctioned (on the run) non-callable U.S. Treasury bonds, notes or bills (other than inflation indexed (i.e., inflation protected) securities) issued by the United States Treasury having maturity dates equivalent or most nearly equivalent to the Average Life Date as reported (on-line or otherwise) by The Wall Street Journal one (1) Business Day prior to the Prepayment Fee Determination Date; or

(B)
If the yields from (A) above are not available, the linearly interpolated yield, compounded semi-annually, of the two (2) Treasury Constant Maturity Series (other than inflation indexed (i.e., inflation protected) securities) having constant maturity dates equivalent or most nearly equivalent to the Average Life Date as reported, for the latest day for which such yields shall have been so reported, as of one (1) Business Day preceding the Prepayment Fee Determination Date, in Federal Reserve Statistical Release H.15 (or comparable successor publication); or

(C)	If the yields from (A) and (B) above are not available, a rate comparable to what would have been calculated under clause (A) or (B) above, as reasonably determined by Lender.

To the extent that the source used in (A), (B) or (C) above updates treasury yield information during the day, Lender shall rely on the treasury yields reported prior to 12:00 Noon (Central Time) one (1) Business Day prior to the Prepayment Fee Determination Date.

"Average Life Date" means the date which is the Remaining Average Life from the Prepayment Fee Determination Date.

"Remaining Average Life" means the number of years (calculated to the nearest day) obtained by dividing:

(A)	the sum of the products obtained by multiplying

(1)	the principal component of each Then Remaining Payment;

by

(2)	the number of years (calculated to the nearest day) that will elapse between the Prepayment Fee Determination Date and the scheduled due date of such Then Remaining Payment;

(B)	The outstanding principal balance of this Note (exclusive of all accrued interest) on the Prepayment Fee Determination Date.

Exhibit-10.75

Upon the occurrence of an Event of Default (as defined in the Lien Instrument) followed by the acceleration of the whole indebtedness evidenced by this Note, the payment of such indebtedness will constitute an evasion of the prepayment terms hereunder and be deemed to be a voluntary prepayment hereof and such payment will, therefore, to the extent not prohibited by law, include the Prepayment Fee required under the prepayment in full right recited above.

In the event of a partial prepayment of this Note for any reason contemplated in the Loan Documents (as defined in the Lien Instrument), the Prepayment Fee, if required, shall be an amount equal to the Prepayment Fee if this Note were prepaid in full, multiplied by a fraction, the numerator of which shall be the principal amount prepaid and the denominator of which shall be the outstanding principal balance of this Note immediately preceding the Prepayment Fee Determination Date with respect to such partial prepayment.

Notwithstanding the above and provided Borrower is not in default under any provision contained in the Loan Documents, this Note may be prepaid in full at any time, without a Prepayment Fee, during the last sixty (60) days of the term of this Note.

Notwithstanding anything herein or in the other Loan Documents to the contrary, in the event Lender elects to apply any insurance proceeds held by Lender to the prepayment of the indebtedness evidenced by this Note, no Prepayment Fee shall be required to be paid.

Borrower acknowledges and agrees that the Interest Rate hereunder shall be increased if certain financial statements and other reports are not furnished to Lender, all as described in more detail in the provision of the Lien Instrument entitled "Financial Statements".

This Note is secured by certain property (the "Property") in the City of Philadelphia, County of Philadelphia, Commonwealth of Pennsylvania described in a Mortgage and Security Agreement (the "Lien Instrument") of even date herewith executed by PHILADELPHIA PLAZA - PHASE II, LP, a Pennsylvania limited partnership to THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY.

Upon the occurrence of an Event of Default (as defined in the Lien Instrument), the whole unpaid principal hereof and accrued interest shall, at the option of Lender, to be exercised at any time thereafter, become due and payable at once without notice, notice of the exercise of, and the intent to exercise, such option being hereby expressly waived.

UPON ANY SUCH EVENT OF DEFAULT, AND WHILE SUCH EVENT OF DEFAULT IS CONTINUING, BORROWER, FOR ITSELF, ITS SUCCESSORS AND ASSIGNS HEREBY AUTHORIZES THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR BORROWER AND CONFESS JUDGMENT FOR THE WHOLE UNPAID PRINCIPAL AND ACCRUED INTEREST, TOGETHER WITH THE COSTS OF SUIT AND ATTORNEY'S FEES. THE AUTHORITY HEREIN GRANTED TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL FULL PAYMENT OF ALL AMOUNTS DUE HEREUNDER.

Initials     /s/ JAT

Borrower also waives the right of inquisition on any real estate that may be levied upon under any judgment obtained on this Note, voluntarily condemns the same and authorizes the entry of such condemnation upon any Writ of Execution issued on said judgment, and agrees that said real estate may be sold under the same. Borrower also waives and releases unto Lender and said attorney all errors, defects and imperfections whatsoever of a procedural nature in the entering of said judgment or any process or proceeding relating thereto.

All parties at any time liable, whether primarily or secondarily, for payment of indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; consent to the extension by Lender of the time of said payments or any part thereof; further consent that the real or collateral security or any part thereof may be released by Lender, without in any way modifying, altering, releasing, affecting, or limiting their respective liability or the lien of the Lien Instrument; and agree to pay reasonable attorneys' fees and expenses of collection in case this Note is placed in the hands of an attorney for collection or suit is brought hereon and any actual out of pocket attorneys' fees and expenses incurred by Lender to enforce or preserve its rights under any of the Loan Documents in any bankruptcy or insolvency proceeding; provided, however, such attorneys' fees or expenses shall not include any fees or expenses incurred by Lender's in-house counsel.

Exhibit-10.75

All amounts due Lender including principal and, to the extent permitted by applicable law, interest not paid when due (without regard to any notice and/or cure provisions contained in any of the Loan Documents), including principal becoming due by reason of acceleration by Lender of the entire unpaid balance of this Note, shall bear interest from the due date thereof until paid at the Default Rate. "Default Rate" means the lower of a rate equal to the interest rate in effect at the time of the default as herein provided plus 5% per annum or the maximum rate permitted by law.

No provision of this Note shall require the payment or permit the collection of interest, including any fees paid which are construed under applicable law to be interest, in excess of the maximum permitted by law. If any such excess interest is collected or herein provided for, or shall be adjudicated to have been collected or be so provided for herein, the provisions of this paragraph shall govern, and Borrower shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. Any such excess collected shall, at the option of Lender, unless otherwise required by applicable law, be immediately refunded to Borrower or credited on the principal of this Note immediately upon Lender's awareness of the collection of such excess and no Prepayment Fee shall be required in the event such amount is credited on the principal.

Notwithstanding any provision contained herein or in the Lien Instrument to the contrary, if Lender shall take action to enforce the collection of the indebtedness evidenced hereby or secured by the Lien Instrument (collectively, the "Indebtedness"), its recourse shall, except as provided below, be limited to the Property or the proceeds from the sale of the Property and the proceeds realized by Lender in exercising its rights and remedies (i) under the Absolute Assignment (as defined in the Lien Instrument), (ii) under separate guarantees, if any, (iii) under any of the other Loan Documents (as defined in the Lien Instrument) and (iv) in any other collateral securing the Indebtedness. If such proceeds are insufficient to pay the Indebtedness, Lender will never institute any action, suit, claim or demand in law or in equity against Borrower for or on account of such deficiency; provided, however, that the provisions contained in this paragraph

(i)	shall not in any way affect or impair the validity or enforceability of the Indebtedness or the Lien Instrument; and

(ii)	shall not prevent Lender from seeking and obtaining a judgment against Borrower, and Borrower shall be personally liable, for any deficiency to the extent of the Recourse Obligations.

"Recourse Obligations" means

(a) rents and other income from the Property received by Borrower or those acting on behalf of Borrower from and after the date of any default under the Loan Documents remaining uncured prior to the Conveyance Date (as hereinafter defined), which rents and other income have not been applied to the payment of principal and interest on this Note or to reasonable operating expenses of the Property;

(b) amounts necessary to repair any damage to the Property caused by physical waste committed by Borrower or those acting on behalf of Borrower;

(c) insurance loss and Condemnation Proceeds (as defined in the Lien Instrument) released to Borrower but not applied in accordance with any written agreement between Borrower and Lender as to their application;

(d) the amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the default by Borrower in carrying all insurance required under the Loan Documents;

(e) damages suffered by Lender as a result of fraud or misrepresentation in connection with the Indebtedness by Borrower or any other person or entity acting on behalf of Borrower;

(f) amounts in excess of any rents or other revenues collected by Lender from operation of the Property from and after acceleration of the Indebtedness following an Event of Default by Borrower until the Conveyance Date, which amounts are necessary (prior to any payment of interest or principal on the Indebtedness) to pay real estate taxes, special assessments and insurance premiums with respect to the Property (to the extent not previously deposited with Lender by Borrower pursuant to the provision of the Lien Instrument following the caption entitled "Deposits by Mortgagor"), and amounts required to fulfill Borrower's obligations as lessor under any leases of the Property, in each case, either paid by Lender and not reimbursed prior to, or remaining due or delinquent on the Conveyance Date;

(g) all security deposits under leases of the Property or any portion of the Property collected by Borrower, any agent of Borrower or any predecessor of Borrower, and not refunded to the tenants thereunder in accordance with their

Exhibit-10.75

respective leases, applied in accordance with such leases or law or delivered to Lender, and all advance rents collected by Borrower, any agent of Borrower or any predecessor of Borrower and not applied in accordance with the leases of the Property or delivered to Lender;

(h) all outstanding amounts due under the Indebtedness, including principal, interest, and other charges if there shall be a violation of any of the provisions of the Lien Instrument following the caption entitled "Prohibition on Transfer/One-Time Transfer",

(i) losses incurred by Lender as a result of Borrower's failure to maintain the Re-Leasing Reserve required by the Re-Leasing Reserve Escrow Agreement, of even date herewith; and

(j) reasonable attorneys' fees and expenses of outside counsel incurred to the extent suit is brought to collect any of the amounts described in subparagraphs (a) through (i) above.

"Conveyance Date" means the first to occur of: (i) the later of (a) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the Lien Instrument or (b) the date on which Borrower's statutory right of redemption shall expire or be waived, (ii) a Valid Tender Date or (iii) the date of the conveyance of the Property to Lender in lieu of foreclosure.

"Valid Tender Date" means the date on which a Tender is made which, with the passage of time, becomes a Valid Tender.

"Tender" means the tender by Borrower of (i) true, complete and accurate copies of all leases of the Property with an instrument assigning them to Lender or Lender's designee and (ii) a special warranty or bargain and sale deed conveying good and marketable title to the Property to Lender or Lender's designee, subject to no liens or encumbrances subordinate to the lien securing the Indebtedness not appearing on Lender's policy of title insurance issued to Lender in connection with the loan evidenced by this Note or not previously approved in writing by Lender.

"Valid Tender" means (i) a Tender and (ii) the passage of the Review Period, during which period, Borrower shall not create any consensual liens on the Property and Borrower shall not be or become a debtor in any bankruptcy proceeding or the subject of any other insolvency proceeding (other than a bankruptcy or other insolvency proceeding commenced by Lender or any of its affiliates).

"Review Period" means the period of time from the date of the Tender until the earlier of (i) sixty (60) days thereafter or (ii) the date of acceptance of the Tender by Lender or Lender's designee.

Lender or Lender's designee shall have the Review Period to accept or reject a Tender to enable Lender or Lender's designee to review title to, and obtain an environmental assessment of, the Property, and, at Lender's or Lender's designee's option, the deed and lease assignment shall be deposited into an escrow during the Review Period.

If Lender or Lender's designee shall not accept such Tender within the Review Period, the Tender shall be deemed to be rejected, but a Valid Tender shall remain a Valid Tender despite such rejection.

All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Lien Instrument.

(Remainder of Page Intentionally Left Blank;
Signatures Commence on Following Page)

Exhibit-10.75

This Note, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the Commonwealth of Pennsylvania.

PHILADELPHIA PLAZA - PHASE II, LP,
a Pennsylvania limited partnership

By:    TCS SPE I, L.P., a Delaware
limited partnership, its General Partner

By:    TCS Mezzanine GP, LLC, a Delaware
limited liability company, its General Partner

By:    Thomas Properties Group, L.P., a
Maryland limited partnership,
its Manager

By:    Thomas Properties Group, Inc.,
a Delaware corporation, its
General Partner

By: /s/ James A. Thomas
Name: James A. Thomas
Its: President & CEO

Attest: /s/ Paul S. Rutter
Name: Paul S. Rutter
(corporate seal)                        Its: Co-COO / GC